SUBLEASE

This sublease (“Sublease”) is effective as of April 1, 2006, and is by and between Custom Federal, Inc., a California corporation (hereinafter referred to as “CFED” or “Sublessor”) whose address is 2445 Fifth Avenue, Suite 440, San Diego, California 92101 and ISAP, Inc., a California Corporation, (hereinafter referred to as “ISAP” or “Sublessee”).

RECITALS

A.           Whereas, October 4, 2004, ISAP entered into an Office Lease Agreement with Fifth and Laurel Associates, a California limited partnership (“Landlord”), for the Lease of those premises located at 2445 Fifth Avenue, Suite 440, San Diego, California, consisting of approximately 1,737 rentable square feet (the “Master Lease”), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference.

B.            Whereas, concurrently with Landlord and Tenant entering into the Master Lease, Brian M. Kelly agreed to and did execute a Guarantee of the Lease, for the payment of rent only, not to exceed $61,000, as set forth in that certain Guarantee of Lease dated October 4, 2004 (the “ISAP Guarantee”).

C.             Whereas, pursuant to Section 6.23 of the Consolidation Agreement between the Rvision, Inc. (formerly Eagle Lake Incorporated), Rvision, LLC and CFED, dated August 30, 2005, RVision Inc., agreed, that prior to or at the Closing Rvision Inc. (a) shall assume and replace Brian Kelly as the guarantor of the Office Lease Agreement between CFED, as tenant, and Fifth & Laurel Associates, as landlord, dated October 4, 2004, and shall obtain from landlord the release of Brian Kelly as the guarantor of such lease, and (b) shall assume the Office Lease Agreement between ISAP, as tenant, and Fifth & Laurel Associates, as landlord, dated October 4, 2004, and shall replace Brian Kelly as the guarantor of the ISAP office lease and shall obtain from landlord the release of Brian Kelly as the guarantor of such lease.

D.           Whereas, CFED and Rvision, Inc., have been advised by Landlord, that Landlord will consent and agree to the Assignment of the Master Lease to CFED and the Assumption of the Master Lease by CFED effective April 1, 2006 (the “Effective Date”), but that the Landlord due to the limited consolidated operating history of Rvision, Inc., post-closing that Landlord will not at this time release Brian Kelly’s personal guarantees of the ISAP and CFED Leases, and substitute Rvision, Inc., as the Guarantor of said leases.

E.            Whereas, on March 14, 2006, the Landlord did consent to the Assignment of the Master Lease to CFED and the Assumption of the Master Lease by CFED effective April 1, 2006.

F.            Whereas, CFED wishes to sublease to ISAP, and ISAP wishes to sublease from CFED, a portion of the Premises within Suite 440, now occupied by ISAP consisting of 643.50 square fee (the “Subleased Premises”).

NOW, THEREFORE, CFED and ISAP agree as follows:

AGREEMENT

1.            Sublease of Premises. CFED subleases the Subleased Premises to ISAP, and ISAP subleases the Subleased Premises from CFED, according to the terms and conditions of this Sublease. The provisions of the Master Lease and are incorporated herein as though CFED was landlord under the Master Lease and ISAP was tenant under the Master Lease.

2.            Right of First Refusal. CFED hereby grants to ISAP a right of first refusal with respect to the sublease of all other space within Suite 440, at the same rate on which CFED leases same space under the Master Lease.

3.            Term of Sublease. The term (“Term”) of this Sublease will commence on April 1, 2006, and will end on March 31, 2009, inclusive.

4.            Option to Renew Sublease. In the event that CFED extends the term of the Master Lease, ISAP shall have the option to renew the term of this Sublease for up to five (5) additional periods of one (1) year each, commencing on expiration of the initial term and thereafter, on the expiration of any extended term, on the same terms and same rate on which CFED leases spaced under the Master Lease. The Option must be exercised, if at all, by written notice (the “Option Notice”) delivered by ISAP to CFED no later than sixty (30) days prior to the end of the initial term or such extended term.

5.            Rent. ISAP will pay CFED as rent (“Rent”) for the Subleased Premises the Minimum Monthly Rent in advance, without notice, demand, offset, or counterclaim, to be received by ISAP by the first day of each month. Rent will be paid at CFED’s address.

The Minimum Monthly Rent during the term of this sublease shall be payable as described below:

MONTHS	MINIMUM MONTHLY RENT
04/01/06 – 03/31/07	$1,476.72
04/01/07 – 03/31/08	$1,521.02
04/01/08 – 03/31/09	$1,566.65

6.            Late Charges. ISAP’s failure to pay Rent promptly may cause CFED to incur unanticipated costs, the exact amount of which are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the property. Therefore, if the CFED does not receive any Rent payment promptly by the first day of each month ISAP shall pay CFED a late charge equal to the late charge which CFED will be subject to under the Master Lease, plus the sum of a One Hundred Dollars ($100). The parties agree that such late charge represents a fair and reasonable estimate at the date of this Lease of the administrative costs CFED shall incur by reason of such late payment. In addition, ISAP shall pay to CFED upon written notice thereof, all costs incurred by CFED for attorney’s fees in connection with the collection of such Minimum Monthly Rent or Additional Rent or charges due under this Sublease.

7.           Acceptance of the Subleased Premises. ISAP accepts the Subleased Premises in their present condition. CFED will not be obligated to make any alterations or improvements to the Subleased Premises on account of this Sublease. In addition to the subleased premises, ISAP will have joint and full use of the lobby, reception, conference room and kitchen areas.

8.	Security Deposit. CFED does not require any security deposit from ISAP.

9.            Other Charges. During the Term of this Sublease, ISAP will pay to CFED the proportional amount of any increase in CFED’s rent pursuant to Articles 4(b) of the Master Lease, as well as the proportional amount of operating and other expenses which CFED is required to pay under the terms of the Master Lease. Such payments will be made as and when due under the Master Lease.

10.          Parking. CFED agrees that during the Term of this Sublease, ISAP will be entitled to use 2 of the parking spaces in the Building’s parking facility allocated by Landlord to CFED pursuant to the Master Lease.

11.          Signage. ISAP shall be entitled to have ISAP’s name, and the name of Tenant’s professionals placed on the directories in the main lobby, on the 4th floor of the Building as you exit the elevators, and next to the door of Suite 440.

12.          Services. CFED will not be obligated to provide any services to ISAP except as provided under the Master Lease and CFED makes no representation about the availability or adequacy of such services.

13.          The Master Lease. This Sublease is subject to the Master Lease. The provisions of the Master Lease are applicable to this Sublease as though landlord under the Master Lease were CFED and tenant under the Master Lease was ISAP. ISAP has received a copy of the Master Lease. ISAP will not cause or allow to be caused any default under the Master Lease. ISAP will indemnify and hold CFED harmless against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Master lease caused by ISAP, and CFED will indemnify and hold ISAP harmless against any loss, liability, and expenses (including reasonable attorneys’ fees and costs) arising out of any default under the Master Lease caused be CFED.

14.          Assignment and Sublease. ISAP may assign, transfer or sublease all or any portion of the subleased premises at its sole discretion.

15.          Counterparts. This Sublease may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

16.          Facsimile Signatures. It is expressly agreed that the parties may execute this Sublease via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

17.          Entire Agreement. This Sublease and the other documents delivered concurrently herewith or pursuant hereto constitute the entire agreement among the parties hereto, and it is understood and agreed that there are no other than those contained herein. This Sublease may not be changed or modified except by a writing duly executed by the parties hereto.

18.          Governing Law; Venue. This Sublease shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within said State, and without regard to its choice of law principles. All parties hereto (i) consents to submit itself to the personal jurisdiction of the Superior Court of the State of California, County of San Diego, in the event any dispute arises out of this Sublease or any of the transactions contemplated by this Sublease, (ii) agrees that Venue for any such dispute arises out of this Sublease or any of the transactions contemplated by this Sublease shall be the Superior Court of California, County of San Diego, (iii) agrees that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Sublease or any of the transactions contemplated by this Sublease in any court other than the Superior Court of the State of California, County of San Diego.

19.          Legal Action Fees. If any action or other proceeding, in law or in equity, is brought for the enforcement of this Sublease or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Sublease, the successful or prevailing party or parties shall be entitled to recover its or their reasonable attorney’s fees and other costs incurred in that arbitration, action or proceeding, in addition to any other relief to which it or may be entitled.

CFED and ISAP have executed this Sublease effective as of the date first written above.

SUBLESSOR

CUSTOM FEDERAL, INC.

/s/ Brian M. Kelly

By: Brian M. Kelly

Its: President

SUBLESSEE

ISAP, INC.

/s/ Brian M. Kelly

By: Brian M. Kelly

Its: President

EXHIBIT A

Copy of Master Lease

Master Lease dated October 4, 2004, is incorporated by reference from the registration statement on Form SB-2 filed

June 21, 2006, SEC File No. 333-135182, listed as Exhibit 10.26